CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.8(b), 200.83 AND
230.406 * INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION


                                                                    EXHIBIT 10.2



                                MASTER AGREEMENT

                                     Between

                            NORTHERN TELECOM LIMITED

                                       And

                          APPLIED DIGITAL ACCESS, INC.

                                TABLE OF CONTENTS
                                -----------------


                                                                            Page
                                                                            ----

ARTICLE  1 - DEFINITIONS ..............................................        2

ARTICLE  2 - CONTRACT DOCUMENTS .......................................        4

ARTICLE  3 - SCOPE OF WORK ............................................        6

ARTICLE  4 - PERIOD OF PERFORMANCE ....................................        7

ARTICLE  5 - CONSIDERATION ............................................        7

ARTICLE  6 - PAYMENT SCHEDULE .........................................        8

ARTICLE  7 - INVOICES .................................................        9

ARTICLE  8 - AUDIT ....................................................        9

ARTICLE  9 - INFORMATION FROM NORTEL ..................................       10

ARTICLE 10 - STATUS REPORTS ...........................................       11

ARTICLE 11 - MEETINGS .................................................       11

ARTICLE 12 - INDEPENDENT CONTRACTOR ...................................       11

ARTICLE 13 - CHANGE CONTROL PROCEDURES AND ACCEPTANCE .................       11

ARTICLE 14 - FORECASTS ................................................       13

ARTICLE 15 - TERMINATION FOR CONVENIENCE ..............................       15

ARTICLE 16 - TERMINATION FOR DEFAULT ..................................       16

ARTICLE 17 - CHANGE IN CONTROL ........................................       18

ARTICLE 18 - INVENTIONS AND IMPROVEMENTS ..............................       18

ARTICLE 19 - RIGHTS NOT CONFERRED .....................................       19

ARTICLE 20 - ASSIGNMENT ...............................................       19

ARTICLE 21 - COMPLIANCE WITH LAW ......................................       19

ARTICLE 22 - PUBLICITY RELEASE ........................................       19

ARTICLE 23 - CONFIDENTIAL INFORMATION .................................       20

ARTICLE 24 - PATENTS AND INFORMATION ..................................       21

ARTICLE 25 - WARRANTY AND LIABILITY ...................................       22

ARTICLE 26 - SPONSORS AND PRIMES ......................................       23

ARTICLE 27 - NOTICES ..................................................       23

ARTICLE 28 - APPLICABLE LAW ...........................................       24

ARTICLE 29 - CONTINUING OBLIGATIONS ...................................       25

ARTICLE 30 - WAIVERS ..................................................       25

ARTICLE 31 - TERM OF AGREEMENT ........................................       25

ARTICLE 32 - ENTIRETY OF CONTRACT .....................................       25

ARTICLE 33 - APPENDICES ...............................................       26

ARTICLE 34 - FORCE MAJEURE ............................................       26

ARTICLE 35 - ARBITRATION ..............................................       26

ARTICLE 36 - AMENDMENT ................................................       27

ARTICLE 37 - WITHHOLDING ..............................................       27

THIS MASTER AGREEMENT is made as of the __ day of July, 1996.

BETWEEN:

         NORTHERN TELECOM LIMITED, a company incorporated under the laws of Canada, having its head office at 2920 Matheson Boulevard East, [Mississaupa], Ontario (hereinafter called "Nortel"),

                                OF THE FIRST PART

AND:

         APPLIED DIGITAL ACCESS, INC., a company incorporated under the laws of the State of California, having its head office at 9855 Scranton Road, San Diego, California, 92121, USA

         (hereinafter called "ADA"),


                               OF THE SECOND PART

WHEREAS:

A. MPR Teltech Ltd. ("MPR Teltech") had previously entered into a Master Agreement with Prism Systems, Inc. ("Prism Systems") dated December 11, 1992 (the "Prior Agreement"), pursuant to which MPR Teltech performed certain research and development activities for Prism Systems from time to time subject to the terms and conditions of such agreement;

B. ADA has acquired certain assets from MPR Teltech pursuant to that certain Asset Purchase Agreement dated the date hereof;

C. Nortel has previously acquired all of the assets of Prism Systems and integrated such assets into Nortel as the Nortel Network Services Management Division ("NSM"); and

D. ADA and Nortel wish to restructure the terms and conditions of the Prior Agreement to provide that: (1) ADA has research and development capabilities and resources which Nortel wishes to draw upon from time to time; and (2) Nortel desires to have ADA perform research and development activities for Nortel from time to time subject to the terms and conditions of this Master Agreement.

NOW THEREFORE in consideration of the premises and of the mutual covenants and agreements hereinafter set forth and contained, this agreement witnesseth:

ARTICLE 1 - DEFINITIONS

In this Master Agreement and any Work Schedule, unless there is something in the subject matter or context inconsistent therewith, the expressions following shall have the meanings indicated below:

"ADA Prime" has the meaning ascribed thereto in Section 26.1 hereof.

"Acceptance" has the meaning ascribed thereto in Section 13.4 hereof.

"Business Day" means each of Monday, Tuesday, Wednesday, Thursday and Friday, except when any such day occurs on a statutory holiday in British Columbia;

"Commercial Specifications" means the specifications approved by Nortel for use in developing Custom Software and Custom Hardware and upon which the technical proposal is based;

"Contract Amount" means the dollar amount specified in the Work Schedule to be paid to ADA;

"Custom Hardware" means the hardware which is to be developed by ADA under the Work Schedule in accordance with the specifications referred to in such Work Schedule, including all related documentation to the extent of ADA's legal right to do so.

"Custom Software" means the computer programs which are to be developed by ADA under the Work Schedule in accordance with the Commercial Specifications referred to in such Work Schedule, including all source and object code listings and all related documentation and design data, including but not limited to, design specifications and descriptions, change control documents, calculation formulae and algorithms for such software;

"Deliverables" means those items (tangible and/or intangible) which are identified in the Work Schedule and which are to be provided to Nortel by ADA pursuant to the applicable Development Agreement, and shall include items such as, but not be limited to Custom Hardware, Hardware, Custom Software, Software, Services, details of the development environment documentation, reports, schedules and specifications as specified in the applicable Development Agreement;

"Development Agreement" means this Master Agreement and any Work Schedule attached hereto pursuant to Section 2.6 hereof;

"Full Price" means the full price for Work under a Development Agreement as determined in accordance with the formula set forth in Appendix A or otherwise as set forth in the Work Schedule or Development Agreement.

"Hardware" means original equipment manufacture (OEM) equipment which is to be developed or qualified by ADA in accordance with the specifications referred to in the Work Schedule, including all mechanical and electrical drawings for components specified to the extent of ADA's legal right to do so.

"Master Agreement" means this document;

"Milestones" means the intermediate and final achievement dates specified in the relevant Work Schedule that act as guide-posts for monitoring the progress of the Work by identifying particularly critical portions of the Work and their completion deadlines;

"Nortel Customer" means the end user, if any, identified in the Work Schedule to whom Nortel will be providing the Custom Software under such Work Schedule;

"Nortel Prime" has the meaning ascribed thereto in Section 26.1 hereof.

"Other Arrangements" means other business relationships between Nortel and ADA (or their respective subsidiaries or affiliates), including individual development contracts, that may be conducted on terms and conditions other than the terms and conditions set forth in this Master Agreement, as more fully described in Section 2.8 hereof.

"RFQ", or "Request for Quotation" has the meaning ascribed thereto in Section 2.1(b) hereof;

"Services" means the services specified in the Work Schedule to be provided by ADA;

"Software" means the third-party software which is to be qualified by ADA in accordance with the specifications referred to in the Work Schedule. Where such software is required to be delivered to Nortel, or to be incorporated in a Deliverable, this requirement shall be subject to ADA having the legal right to do so, or to have Nortel's do so;

"Technical Proposal" means a systems requirements document, preliminary project plan, quality plan, preliminary design review, high level design document, interface specifications document, trackable schedule and integrated plan based upon a Commercial Specification or equivalent as described in Section 2.1 hereof and as set forth in ADA Document Number 20-0301-0000 (Product Development Overview), for product development phases as follows: project inception phase, systems requirements phase, preliminary design phase and high level design phase.

"Work" means the research and development activities, including development of the Custom Software or Hardware, as applicable, specified in the Work Schedule;

"Work Schedule" means the added specific details of the Work to be done, attached to or referencing this Master Agreement which is mutually agreed to in writing by the parties, as amended from time to time as set forth in Article 13 below.

ARTICLE 2 - CONTRACT DOCUMENTS

2.1 a) When Nortel identifies an opportunity for which it requires ADA's services, Nortel shall prepare a Commercial Specification or equivalent which it will attach to a RFQ with sufficient information to enable ADA to prepare the quotation described in Section 2.2 below.

         b)   All RFQ's shall indicate one of the following;

           i) If ADA shall only be required to prepare a Technical Proposal, but not be obliged to perform any further Work upon completion of that Technical Proposal, as contemplated in Section 2.4 below.

          ii) If ADA shall be required to commit to performing the Work identified in the completed Technical Proposal in accordance with
              Section 2.4 below, if requested to do so by Nortel.

         iii) If neither i) or ii) above are specified, the parties shall meet, after the Technical Proposal is completed, to determine what further action, if any, they will take with respect to that Technical Proposal.

2.2 Based upon the Commercial Specification and the RFQ, ADA will use its best efforts (if such request can be accomplished within the current resource commitment of Nortel) and its reasonable efforts (if such request must be addressed by resources outside of the current Nortel Commitment) to prepare a quotation for the preparation of a Technical Proposal using the resources that are then committed by ADA under Nortel's Firm Commitment (as defined in Article 14 below).

2.3 If Nortel accepts the quotation within the time frame for acceptance set out in the quotation, if any, it shall signify such acceptance by means of a purchase order approving the preparation of the Technical Proposal by ADA.

2.4 Upon completion of the Technical Proposal and subject to Section 2.1 b) above, Nortel may request ADA to perform certain Work based upon the Technical Proposal, by means of a Work Schedule issued to ADA by Nortel, along with a purchase order.

2.5 ADA shall, within five (5) Business Days of its receipt of the purchase order and attached Work Schedule described in Section 2.4, advise Nortel in writing of ADA's acceptance or rejection of the Work Schedule. For Technical Proposal prepared pursuant to subsection

         2.1 b) ii), ADA shall acknowledge acceptance of the purchase order and attached Work Schedules, within five (5) Business Days of receipt.

2.6 Upon Nortel's receipt of the written acceptance of the purchase order and attached Work Schedule by ADA, a contract for the performance of the Work described in the Work Schedule will, in each case, be formed. Each such Development Agreement will consist exclusively of the terms and conditions of this Master Agreement and the Work Schedule related thereto. In case of conflict between this Master Agreement and the Work Schedule, this Master Agreement shall govern unless it is specifically provided in the Work Schedule that the Work Schedule is to govern.

2.7 The Work Schedule shall specify the Work to be done and Deliverables to be provided and shall include provisions with respect to the following:

         - the scope of the Work
         - the estimated Contract Amount
         - the project organization
         - the project schedule including milestones
         - the payment schedule
         - Deliverables
         - delivery dates
         - the acceptance plan, conditions and specifications
         - Nortel's responsibilities
         - the change control procedure

         and may include provisions with respect to the following:

         - development process
         - the decision request procedure
         - shipping and transit insurance
         - travel and living
         - provisions relating to follow-on work
         - liquidated damages for late delivery
         - additional ADA responsibilities
         - assumptions and dependencies
         - resource allocations
         - risk assessment
         - quality and process standards

2.8 The parties acknowledge that from time to time, and notwithstanding anything else in this Master Agreement, they may enter into Other Arrangements, on terms different from those set out in this Master Agreement. To the extent the Other Arrangements are entered into by ADA and Nortel solely on behalf of NSM: (i) if the terms of the Other Arrangements are different from the terms set out in this Master Agreement, the terms of the Other Arrangements shall apply; and (ii) if the terms are not defined by the Other Arrangements, the terms of this Master Agreement shall apply. Other Arrangements entered into on behalf of a Nortel division, subsidiary or affiliate other than NSM shall not be subject to the terms of this Master Agreement. The parties also agree that, due to the requirements of the Nortel Licensing Agreements with its parent companies, for any Other Arrangements to be valid, the Other Arrangement must be executed by two officers of Nortel, failing which the Other Arrangement shall be void and unenforceable by either party.

2.9 ADA shall have the right to subcontract to ADA Canada, Inc. any Services or Work, or portion thereof, and will give Nortel notice of any such subcontract.

ARTICLE 3 - SCOPE OF WORK

3.1 ADA shall furnish all personnel, materials and supervision necessary to perform the Work as defined in the Development Agreement, in accordance with the terms of the Work Schedule.

3.2 Nortel shall have the right, at any time while the Work is in progress and after review of progress reports, to order changes in the Work pursuant to Article 13. Unless otherwise agreed to in writing the provisions of this Master Agreement shall apply to all changes in the Work.

3.3 (a) ADA shall have documented an auditable development process prior to the commencement of any Work under any Development Agreement.

         (b) ADA will be required to maintain its quality program as currently defined by MPR Teltech's QA-QP-940601 and the referenced procedures, as eventually merged into ADA's quality program defined by ADA20-0296-0000 Quality Manual which is based upon the relevant sections of ISO9001 and BellCore TR-NWT-001252, unless deviations are defined in the Development Agreement.

ARTICLE 4 - PERIOD OF PERFORMANCE

4.1 Both Nortel and ADA agree that time shall be of the essence herein and ADA shall use its best efforts, within the current resource commitment of Nortel, to commence and complete the Work in accordance with the Work Schedule.

ARTICLE 5 - CONSIDERATION

5.1 ADA shall be paid the Contract Amount for performance of the Work in accordance with one of the following payment options and the selection of the appropriate payment option for each Development Agreement will be described in the Work Schedule:

         (A) Time and Material Payment Option, which shall include the following:

         (i) An estimate of the price to Nortel to perform the Work, together with an estimate of the price to perform that portion of the Work applicable to each Milestone.

         (ii) ADA will invoice Nortel monthly for the Work on the following basis:


               a. The actual hours required to perform the Work, in accordance with the provisions of the Work Schedule, multiplied by the hourly rate per employee classification, as agreed to by the parties;

               b. All materials, contractors, and other preapproved project expenses reasonably incurred by ADA in connection with the performance of the Work, at cost plus a markup as set out in Appendix A;

               c. All pre-approved travel expenses reasonably incurred by ADA in connection with the performance of the Work, at cost plus a markup as set out in Appendix A.


         (iii) Changes to the rates set forth in Appendix A hereto will be subject to revision as provided in Appendix A.


         (iv) ADA shall notify Nortel forthwith upon ADA becoming aware during the course of performance of the Work that the actual price of the Work or any portion of the Work applicable to any Milestone is likely to exceed the estimated price of the Work or portion of the Work, as the case may be (hereinafter called the "Budget Overrun").


               In addition to such notice, ADA shall forthwith provide Nortel with a written report setting out ADA's explanation or understanding of the causes of any such Budget Overrun and ADA's estimate of the cost to Nortel to complete the Work or that portion of the Work applicable to the Milestone.


         (v) At such time as the price of performance of the Work equals the estimated total price of the Work prior to completion of the Work, ADA shall advise Nortel and no further costs shall be incurred by ADA without the prior written consent of Nortel. Nortel will provide such written consent in a timely manner, or will instruct ADA as to what action to take with regard to the unfinished Work.

               (B) Firm Price Option, which will mean ADA will perform the Work for a firm cost agreed upon in advance and set forth in the Work Schedule. ADA shall be solely responsible for any Budget Overruns.

5.2 The Contract Amount, unless otherwise specifically provided in such Work Schedule, is exclusive of any goods and services tax, custom and excise duties, provincial, sales, use, ad valorem, or franchise taxes, or other similar taxes or duties. Any such amounts billed by ADA to Nortel will be paid promptly 30 days from the date of receipt of the invoice to be paid, however, Nortel shall have 10 days to dispute any invoice, failing which the invoice shall be paid within the aforementioned 30 days. Payment shall not be due until the dispute is settled.

5.3 ADA provides no warranty, actual or implied, that the work performed will qualify as eligible scientific research and experimental development as defined in the Income Tax Act. ADA agrees that it will take all commercially reasonable steps and provide all reasonable assistance to establish such eligibility, at Nortel request and expense.

5.4 The parties acknowledge that certain Work Schedules may contain Work to be carried out partly under both Payment Options.

ARTICLE 6 - PAYMENT SCHEDULE

6.1 Any Development Agreement entered into between Nortel and ADA pursuant to the terms of this Master Agreement shall provide for payment to be made pursuant to the following options:

         (a) Time and Material Payment Option:

         Under the Time and Material Payment Option, ADA will issue monthly invoices to Nortel in connection with the Work in accordance with the provisions of Section 5.1 (A) (ii) hereof. Prior to the issuance of any invoice, the ADA Prime, shall certify to Nortel in writing that such amounts were calculated according to the formula set forth in Appendix A, to be updated quarterly and as updated, attached hereto and incorporated herein by reference, and were reasonably expended or incurred by ADA in the performance of the Work and attach said writing to the invoice. ADA will be paid the amount so invoiced, as described in Article 7 below.

         (b) Firm Price Option:

         Under the Firm Price Option, unless agreed otherwise in the Work Schedule, ADA shall only issue an invoice upon delivery of any of the Deliverables, which invoice shall become due on Acceptance of those Deliverables for the value of those Deliverables, as set out in the Work Schedules.

6.2 An alternative payment arrangement may be negotiated for each project by mutual written agreement of Nortel and ADA.

ARTICLE 7 - INVOICES

7.1 A maximum of one invoice per month shall be issued for each purchase order issued by Nortel. Labour will be broken down into total hours and total dollars per invoice and expenses incurred will be broken down by category in accordance with ADA's normal accounting methods. Terms of payment shall be thirty (30) days from date of receipt of invoice by Nortel provided, however, that Nortel shall be entitled to retain twenty (20%) per cent of the aggregate amount of all such invoices under Firm Price Option contracts, until the fortieth (40th) day following Acceptance of the Work. Nortel shall have ten (10) days from receipt of invoice to dispute the accuracy of the invoice, failing which the invoice shall be due as aforesaid. Payment shall not be due until the dispute is settled.

7.2 Nortel shall pay simple interest at the rate of prime plus one percent on all overdue amounts owing to ADA after thirty (30) days.

ARTICLE 8 - AUDIT

8.1 ADA agrees to keep and maintain complete and accurate records of costs incurred in connection with the performance of the Work, and maintain books and accounts in accordance with generally accepted accounting procedures, principles and practices, and in accordance with such other procedures, principles and practices as may be specified in the applicable Work Schedule respecting all matters pertinent to this Master Agreement and any Development Agreements formed hereunder. Upon notice in writing, and at its expense, Nortel through its independent auditors shall have access to and the right to audit all accounts and records maintained for the Work during normal business hours. Provided, however, that Nortel independent auditors shall not, unless otherwise provided in the applicable Work Schedule, have such access or right to audit such accounts and records for Work performed under the Firm Price Option, save and except where the Development Agreement for the Work has been terminated by Nortel in accordance with Article 16. Any claims or discrepancies disclosed by such audit shall be made in writing to ADA within a reasonable period of time after completion of such audit for resolution between the Nortel Prime and the ADA Prime or by reference to more senior management.

ARTICLE 9 - INFORMATION FROM NORTEL

9.1 ADA shall use its commercially reasonable efforts to identify in the Work Schedule all information or documentation required for it to perform the Work and deliver the Deliverables in the Work Schedule. However, if in execution of the Work, ADA shall require additional information or documents from Nortel, Nortel shall provide same, if possible, promptly upon written request and reasonable notice from ADA. If Nortel fails to respond to any request for information or documents as herein provided and the failure to provide such information or documents results in ADA not being able to meet its Milestones as set forth in the Work Schedule, the Milestones shall be extended by the length of the period of delay so caused.

9.2 In the event any Milestones are extended due to the unavailability of information and documents from Nortel, ADA agrees to use reasonable efforts to allocate its manpower to other Work and to advise Nortel in the event such manpower cannot, after the exercise of reasonable efforts, be allocated to other Work.

9.3 As an alternative to extension of any Milestone, Nortel may direct ADA to make assumptions regarding the information or documents required by ADA from Nortel. Nortel will approve any reasonable assumptions made by ADA and if such assumptions are subsequently shown to be invalid, Nortel will provide ADA written approval to proceed with any necessary re-Work and will treat such re-Work as a change in the Work pursuant to
         Section 13.2.

ARTICLE 10 - STATUS REPORTS

10.1 Status reports shall be detailed periodically or as set forth in the Work Schedule and shall summarize progress, problems, financial expenditure (including ADA's estimate of the price to complete the Work), and highlights in the execution of the Work. ADA shall respond promptly, verbally or in writing, if requested by Nortel to any comments or queries of Nortel resulting from the review of status reports. ADA shall notify Nortel immediately upon the satisfaction or achievement of any Milestone or upon any Deliverable becoming available for evaluation by Nortel or delivery to Nortel.

ARTICLE 11 - MEETINGS

11.1 At the request of either party and as specified in the Work Schedule, Nortel and ADA shall meet to discuss matters related to the Work including progress, review of results, analysis of problems, financial expenditures, adequacy of information to be provided by Nortel pursuant to Article 9 of the Development Agreement and changes in the Work.

11.2     Any costs incurred by ADA in participating in such meeting will:

         (i) in the case of the Time and Material Payment Option, be billed to Nortel as part of the Work,

         (ii) in the case of Work performed under the Firm Price Payment Option, be included in the Firm Price as an anticipated and reasonable expense in performing the Work.

ARTICLE 12 - INDEPENDENT CONTRACTOR

12.1 In the execution of the Work provided for herein, ADA shall operate as an independent contractor, and nothing in this Master Agreement or any Development Agreement formed hereunder shall be construed to constitute ADA or any of its employees as an agent, representative or employee of Nortel.


ARTICLE 13 - CHANGE CONTROL PROCEDURES AND ACCEPTANCE

13.1 The Work Schedule shall have a corresponding change control section to accommodate requests by Nortel for changes to the scope of the Work. Such requests for change are subject to the procedures set out in this
         Article 13.

13.2     Nortel-Originated Changes

         Nortel may request changes to the Work in accordance with the following procedure:

         (a) Nortel shall advise ADA, in writing, of a desired change specifying the desired change with sufficient details to enable ADA to evaluate the change.

         (b) Following receipt of a change request ADA will within five (5) Business Days provide Nortel with an estimate (the "Preliminary Estimate") of the estimated time to assess the change and the estimated price of preparing such assessment. If ADA determines that it cannot prepare the Preliminary Estimate within such period, ADA will advise Nortel of the date by which the Preliminary Estimate will be available and ADA will deliver the Preliminary Estimate by such date.

         (c) Following receipt of the Preliminary Estimate, Nortel will, within five Business Days (the "Response Period"), advise ADA in writing whether or not to proceed with the assessment of the requested change. If Nortel advises ADA not to proceed, the change request shall be deemed withdrawn and ADA shall take no further action in respect of it. If ADA has not received written notice to proceed within the Response Period, Nortel shall be deemed to have advised ADA not to proceed.

         (d) If Nortel instructs ADA to proceed, ADA will prepare an assessment (the "Assessment") of the impact, if any, of the desired change on the Contract Amount, the Milestones, the time frame for completion, the performance of the Deliverables and any other areas which in the opinion of ADA are likely to be affected by the requested change.

         (e) The Assessment shall constitute an offer from ADA to carry out changes as requested subject to the provisions of the Assessment. The offer shall be irrevocable for five (5) Business Days following the receipt thereof by Nortel.

         (f) If Nortel accepts ADA's offer, the Work Schedule shall be deemed to incorporate the change on the terms stated in the Assessment.

         (g) ADA shall be entitled to recover outside any limit of maximum expenditure specified in the Work Schedule, the price of preparation of the Preliminary Estimate and the Assessment regardless of whether the Assessment or change is proceeded with.

         (h) Any change which either increases or decreases costs or modifies Milestones or Deliverables, shall be implemented only with the prior written consent of the Nortel Prime and the ADA Prime.

13.3     ADA-Originated Changes

         In the event ADA wishes to request a change it shall notify Nortel in writing of the suggested change and provide Nortel with a Preliminary Estimate and the provisions of 13.2 (c), (d), (e), (f) and (g) shall apply except that ADA shall not be entitled to recover the cost of preparing the Preliminary Estimate.

13.4     Acceptance of Work Performed Under Firm Price Option

         Acceptance of Work performed under the Firm Price Option ("Firm Price Work") shall only occur after delivery of the Deliverable to Nortel and only in the event that there are no priority 1 and 2 problems, as defined by the MPR classification system dated August 10, 1992, identified during the verification testing stage, which testing is performed by Nortel. The test plan shall be approved by ADA for Firm Price Work where such procedure is not feasible, the alternate acceptance procedure shall be set out in the Work Schedule. Notwithstanding the foregoing, Nortel will accept or reject the Firm Price Work within sixty (60) days after delivery by ADA; failure to give notice of acceptance or rejection within that period by Nortel will constitute acceptance.

ARTICLE 14 - FORECASTS

14.1 Nortel shall provide ADA with non-binding written twelve (12) month rolling forecasts ("Non-Binding Forecasts") by month of ADA-resource requirements and associated Development Agreements or Development Agreements Nortel expects to place together with expected funding from Nortel for such Development Agreements. The initial Non-Binding Forecast shall be attached to this Agreement as Appendix B and shall be updated monthly by Nortel by the last business day of the first month included in the twelve (12)-month period covered by the latest Non-Binding Forecast and shall be delivered to ADA no later than the last business day of the month prior to the initial month included in such updated Non-Binding Forecast. The non-binding funding commitment and resource requirement (the "Non-Binding Commitments") shall be set out in the format of the chart used in Appendix B of this Agreement. Such Non-Binding Forecasts shall be solely for the purpose of allowing ADA to allocate and plan for resource requirements in such 12-month period and shall not be considered binding obligations of Nortel.

14.2 Nortel shall also provide ADA with binding written nine (9) month rolling forecasts ("Firm Forecasts") by month of ADA-resource requirements and associated Development Agreements or Development Agreements Nortel expects to place together with expected funding from Nortel for such Development Agreements. The initial Firm Forecast shall be attached to this Agreement as Appendix C, shall provide for a minimum of ** people for each of the nine (9) months and shall be updated monthly by Nortel by the last business day of the first month included in the nine (9)-month period covered by the

                       * CONFIDENTIAL TREATMENT REQUESTED
         latest Firm Forecast and shall be delivered to ADA no later than the last business day of the month prior to the initial month included in such updated Firm Forecast. The Firm Forecast funding commitment and resource requirement (the "Firm Commitments") shall be set out in the format of the chart used in Appendix C of this Agreement. Subject to Sections 14.4, 14.5 and 14.6 below, such Firm Forecasts shall be binding obligations upon Nortel to issue Development Agreements sufficient to meet such Firm Forecasts or to accept billings by ADA for the Firm Commitments set forth for such month in the most recent Firm Forecast.

14.3 For Development Agreements issued in accordance with this Article 14, ADA shall confirm its acceptance thereof, which acceptance shall include a commitment to staffing levels as set out in the Firm Forecast. Changes to any aspect of the Firm Forecast may be made at any time upon mutual agreement.

14.4 The initial Firm Forecast shall provide for Firm Commitments on a monthly basis for nine (9) months. The Firm Commitments for the last calendar quarter, or months seven, eight and nine, of such initial Firm Forecast and any subsequent Firm Forecast shall be referred to as the "Base Funding Levels." Subject to Sections 14.5 and 14.6 below, the average Firm Commitments (as measured by funding levels) for the last calendar quarter (or months seven, eight and nine) of any three sequential Firm Forecasts may not vary by more or less than ** from the Base Funding Levels of the immediately preceding Firm Forecast.

14.5 In the event that the aggregate Firm Commitments (as measured by funding levels) for the last calendar quarter of any three sequential Firm Forecasts as described in Section 14.4 above increases by more than ** from the Base Funding Levels of the immediately preceding Firm Forecast, ADA may: (a) accept the new Firm Forecast within ten (10) days of receipt thereof; or (b) accept a portion of the additional funding greater than ** of the Base Funding Levels of the immediately preceding Firm Forecast, and instruct Nortel to acquire additional development resources to meet the shortfall.

14.6 In the event that the aggregate Firm Commitments (as measured by funding levels) for the last calendar quarter of any three sequential Firm Forecasts as described in Section 14.4 above decreases by more than **, ADA may: (a) accept the new Firm Forecast within ten (10) days of receipt thereof; or (b) accept a portion of the decreased funding greater than ** of the Base Funding Levels of the immediately preceding Firm Forecast, and instruct Nortel that ADA cannot accept a greater decrease without reimbursement by Nortel to ADA for all actual, directly auditable costs actually incurred as a result of the decreased funding, including without limitation third-party cancellation costs for subcontractors directly involved in the cancelled Work, out-of-pocket expenditures and severance payments to employees that are terminated by ADA as a

                       * CONFIDENTIAL TREATMENT REQUESTED
         result of Nortel's decreased funding.

14.7 ADA agrees to reduce Nortel's commitment from the then current commitment under this Section 14 to the extent that Nortel transfers commercial relationships to ADA, and ADA accepts such transfer, as contemplated in the Memorandum of Understanding between Nortel and ADA (or its subsidiary) of the same date.

ARTICLE 15 - TERMINATION FOR CONVENIENCE

15.1 Subject to the terms and conditions of this Master Agreement, Nortel may, from time to time by giving written notice to ADA, terminate any Development Agreement with respect to all or any portion of the Work. Upon such termination notice being given, ADA shall cease performance of the Work in accordance with and to the extent specified in such notice. Nortel may, at any time, give one or more additional termination notices with respect to all or any portions of the Work not terminated by any previous termination notice.

15.2 Subject to the terms and conditions of this Master Agreement, ADA may, from time to time by giving written notice to Nortel, terminate any Development Agreement with respect to all or a portion of the Work.

15.3     Upon termination by Nortel pursuant to Section 15.1:

         (a) Nortel's Commitments shall be those contained in the most recently accepted Firm Forecast for the nine month period covered by such forecast; and

         (b) After the end of the most recently accepted Firm Forecast, Nortel shall pay to ADA each following month an amount equal to (at Nortel's option)
(i) the amount per month contained in such most recently accepted Firm Forecast reduced by ** per quarter or (ii) ADA's actual directly auditable cancellation costs actually incurred, which are limited to (A) third-party cancellation costs for subcontractors directly involved in the cancelled Work and (B) out-of-pocket expenditures to employees and severance payments to employees that are terminated by ADA as a result of Nortel's termination hereunder.

15.4 Upon termination by ADA pursuant to Section 15.2, Nortel's Commitments will be those set forth in the most recently accepted Firm Forecast, and ADA will work to such Firm Forecast for the nine month term of the forecast. After the end of such Firm Forecast, ADA agrees that it will not without the consent of Nortel, reduce its commitments from that contained for the last quarter of the most recently accepted Firm Forecast any faster than ** per quarter, subject to Nortel's agreement to fund such activities.

15.5 Neither party shall be held liable for indirect or consequential damages or loss of

                       * CONFIDENTIAL TREATMENT REQUESTED
         anticipated profits of the other party on account of termination of this Agreement other than as set forth in this Article 15 or in
         Article 14.

ARTICLE 16 - TERMINATION FOR DEFAULT

16.1 Nortel may, at any time and from time to time, by notice of default to ADA, terminate the whole or any part or parts of any Development Agreement if ADA:

         (i) fails to perform any of the other provisions of the Development Agreement including performing the Work within the time or times specified in the Work Schedule, or so fails to make progress so as to endanger performance of the Development Agreement in accordance with the Work Schedule, and, in either of these circumstances, does not cure or take steps to promptly and diligently cure such failure within a period of thirty (30) days after receipt of written notice from Nortel or such longer period as Nortel may authorize; or

         (ii)(a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or of its property; or

         (b)     makes a general assignment for the benefit of creditors; or

         (c)     is adjudicated bankrupt or insolvent; or

         (d) files a voluntary petition in bankruptcy or a petition or answer seeking re-organization or an arrangement with creditors, or takes advantage of any insolvency law, or admits to the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or initiates a corporate action for the purpose of effecting any of the foregoing.

16.2 ADA may, at any time and from time to time, by notice of default to Nortel, terminate the whole or any part or parts of any Development Agreement if Nortel:

         (i) fails to perform any of the other provisions of the Development Agreement including payment to ADA of amounts due thereunder, and does not cure or take steps to promptly and diligently cure such failure within a period of thirty (30) days after receipt of written notice from ADA or such longer period as ADA may authorize; or

         (ii)(a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or of its property; or

         (b)     makes a general assignment for the benefit of creditors; or

         (c)     is adjudicated bankrupt or insolvent; or

         (d) files a voluntary petition in bankruptcy or a petition or answer seeking re-organization or an arrangement with creditors, or takes advantage of any insolvency law, or admits to the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or initiates a corporate action for the purpose of effecting any of the foregoing.

16.3 If Nortel terminates any Development Agreement as provided in Section 16.1, ADA shall have no claims for any payment save as hereinafter provided in this Article 16.

16.4 Upon a partial termination pursuant to this Article 16, ADA and Nortel shall continue the performance of the Development Agreement to the extent it is not terminated or otherwise affected by such partial termination and shall not stop, suspend or impair any other aspect or portion of the performance of the Development Agreement.

16.5 Upon a termination of any Development Agreement pursuant to Section 16.1, and subject to Article 18 below, Nortel, in addition to any other rights of Nortel in this Article 16, may require ADA to transfer title and deliver to Nortel, in the manner and to the extent directed by Nortel, any Work which has not been delivered and accepted prior to such termination.

16.6 If, after notice of termination of the Development Agreement under the provisions of this Article 16, it is determined by a court of competent jurisdiction that the party allegedly in default was not in default, such notice of termination shall be deemed to have been issued pursuant to Article 15, TERMINATION FOR CONVENIENCE, and the rights and obligations of ADA and Nortel shall be governed by the provisions of that Article.

ARTICLE 17 - CHANGE IN CONTROL

17.1 In the event that ADA becomes majority owned or controlled by an entity which is a direct competitor of Nortel, ADA shall forthwith provide written notification to Nortel of such change in majority ownership or control. Within thirty (30) days of receipt of such notice, Nortel may, in its sole discretion, elect to terminate without cost or penalty whatsoever this Master Agreement provided the acquiring entity is reasonably determined to be a direct competitor of Nortel.

ARTICLE 18 - INVENTIONS AND IMPROVEMENTS

18.1 ADA agrees to disclose and cause its employees to disclose promptly to Nortel any inventions, designs or improvements capable of patent, copyright or similar protection, made or conceived by such employees either alone or jointly with others in the course of or as a result of the Work done hereunder, or as a result of information supplied hereunder, directly or indirectly, by Nortel. ADA further agrees that all such inventions, designs or improvements shall without further payment become and remain the sole property of Nortel. The parties acknowledge and agree that they intend to enter into a license agreement whereby certain rights shall be granted to ADA with respect to the inventions, designs or improvements owned by Nortel hereunder (the "License Agreement"). Subject to the provisions of
         Article 24, it is understood that any technology, inventions, designs or improvements owned by ADA before starting the Work remain the property of ADA, but shall be disclosed by notice in writing to Nortel prior to starting the Work.

18.2 ADA agrees that it shall, at the discretion and expense of Nortel take all steps and will cause its employees to take all steps necessary to apply for and to obtain patents, registered design or similar protection in respect of any inventions, designs or improvements which, by the provisions hereof, belong to Nortel in any part of the world as Nortel may require and shall vest all such patents, registered designs or similar protection in Nortel or as Nortel may direct; provided ADA shall only be required to pursue such protection when the costs associated with such pursuit are covered by the Firm Commitment hereunder or otherwise paid by Nortel.

18.3 ADA will, at the direction and expense of Nortel, render all assistance and cause its employees to render all assistance within their power to obtain and maintain any such patent, registered design or similar protection and any extension thereof.

18.4 Each party warrants that it has and will maintain in effect during the term of this Master Agreement, appropriate agreements with its employees to carry out the obligations as to confidentiality and inventions and improvements.

18.5 ADA shall own any Inventions that may be retained in non-tangible form by ADA employees who had access to the Work.

ARTICLE 19 - RIGHTS NOT CONFERRED

19.1 ADA agrees that this Master Agreement does not confer any right to do all or any given proportion of Nortel's work.

ARTICLE 20 - ASSIGNMENT

20.1 Neither party may assign all or any portion of this Master Agreement, any Development Agreement formed hereunder or the Work without the other party's prior written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, a party may assign and transfer this Master Agreement and its rights and obligations hereunder to its parents, affiliates or subsidiaries. Furthermore, ADA may subcontract to ADA Canada, Inc. any Services or Work, or any portion thereof without obtaining Nortel's consent. In no event shall either party create any contractual relation between any third party and the other.

ARTICLE 21 - COMPLIANCE WITH LAW

21.1 ADA shall observe and comply with all applicable laws, ordinances, codes and regulations of governmental agencies, including federal, provincial, municipal and local governing bodies having jurisdiction over the Work or any part thereof. All work performed by ADA must be in accordance with such laws, ordinances, codes and regulations.

ARTICLE 22 - PUBLICITY RELEASE

22.1 The parties understand and agree that they may not use each other's name in any advertising or promotional material or publicity release relating to the Work to be performed by the other hereunder without the prior written consent of the other and that no publicity release of the Work shall be made except with the prior written consent of both parties, such consent not to be unreasonably withheld or delayed.

ARTICLE 23 - CONFIDENTIAL INFORMATION

23.1 All technical and commercial information, documentation and know-how of every kind and description ("Information") supplied whether before or after execution of this Master Agreement, other information related thereto acquired or developed by either party in connection with this Master Agreement or any Development Agreement, subject to what is hereinafter provided, shall be confidential and the exclusive property of the disclosing party, and the receiving party shall treat and protect such Information as proprietary and confidential information, shall not reproduce or divulge said Information in whole or in part to third parties except as may be required for the performance of its obligations under this Agreement, provided such third parties agree in writing prior to such disclosure to keep such Information confidential upon the same terms as herein contained. The parties shall return each others Information and all copies thereof forthwith upon its request. This confidentiality obligation shall survive termination or expiry of the Development Agreement.

23.2 Notwithstanding the foregoing, ADA shall not be liable for disclosure of the Information if:

         (a) the Information enters the public domain other than through a breach of the Development Agreement;

         (b) the Information is lawfully obtained by ADA from a third party without breach of the Development Agreement by ADA;

         (c) Nortel has provided its prior express written approval for such disclosure by ADA;

         (d) the Information was known to ADA prior to the commencement of the Development Agreement and so documented;

         (e) was independently developed by employees or consultants of the receiving party without access to such Information; or

         (f) is required to be disclosed to governmental agencies in order to complete Work, or disclosure is otherwise required by law, regulation or governmental or court order.

ARTICLE 24 - PATENTS AND INFORMATION

24.1 ADA agrees that it will not knowingly incorporate anything in the Work which involves the use of a trade secret or proprietary information of any third party without the prior written approval of Nortel, such approval not to be unreasonably withheld.

24.2 ADA shall, at its expense, timely defend any suit instituted against Nortel and indemnify Nortel against any award of damages and costs made against Nortel in any suit insofar as such is based on a claim that the use of the Work or Deliverables, or the manufacture, lease, sale or sublicensing of same infringes any patent, copyright, or other industrial or intellectual property right, in the United States, Canada, any member country of the European Economic Community, or Japan, except to the extent the claim is based on (i) ADA's compliance with or use of designs, requirement specifications, or alterations supplied, developed or requested by Nortel, and the infringement is necessitated by such compliance or (ii) infringement is caused by the use of with another product in combination with the Deliverables or Work whose use with the Deliverables or Work was not otherwise intended or reasonably foreseen by the ADA based on the information available to it or (iii) the Work or Deliverables are altered and the infringement results from that alteration. Provided Nortel gives ADA timely notice in writing of the institution of suit and permits ADA to defend same and provides, at ADA's request and expense, all available information, assistance and authority to so defend such suit and any appeals. ADA shall have sole control of the defense of any such claim or suit including appeals and of all the negotiations for settlement, including the right to effect the settlement or compromise thereof. If any element of the Work or Deliverables is in any suit held to constitute an infringement and its use is enjoined, ADA may at its option and expense:

         (a) procure for Nortel and any Nortel Customer the right to continue using such infringing element; or

         (b) replace or modify the same so that it becomes non-infringing, provided, however, the essential attributes of the element remain the same.

         (c) Where after exercising all reasonable efforts to obtain the rights set out in a) or b) above, neither alternative is possible, ADA shall refund all of the monies paid by Nortel pursuant to the Development Agreement which has given rise to the infringement.

24.3 The indemnity set out in Section 24.2 shall only be extended to countries other than those set forth therein upon mutual agreement of the parties with respect to any specific Work or Deliverable.

ARTICLE 25 - WARRANTY AND LIABILITY

25.1 ADA warrants that, upon Acceptance by Nortel, each Deliverable will be of good quality and workmanship and will meet the specifications set out in the Work Schedule for a period of twelve (12) months or such greater period as may be specified in the Work Schedule and that the "design life" of each Hardware Deliverable will meet or exceed the design life specified for that Deliverable, if any, in the Work Schedule. If any Deliverable does not conform with such warranty, ADA will remedy the deficiencies so that the Deliverable conforms to the specifications set out in the Work Schedule.

25.2 Under Firm Price contracts, the cost of the warranty coverage referred to in this Article will be borne by ADA; under Time & Materials contracts, such costs shall be charged to Nortel on a Time & Materials basis. In the event that neither of these methods of payment applies, the parties will address the cost of warranty coverage in the individual Technical Proposals.

25.3 ADA warrants that the personnel performing the Work will be qualified and capable of performing the Work.

25.4 (a) The foregoing warranty for Deliverables will not apply to, and ADA will have no obligation or liability whatsoever in respect of, defects or damage caused by unauthorized use, misuse, accident, external cause, installation error (except where installed by or on behalf of ADA) or normal wear and tear. All of the foregoing warranties and remedies are in lieu of all other warranties and remedies.

         (b) Unless specifically defined otherwise ADA does not give and will not be liable for any warranties, representations, or guarantees of any kind, either express or implied by law or custom, regarding any products derived from or based on the Deliverables (hereinafter called the "Products") or the performance of the Products or their usefulness, including those regarding fitness for purpose, merchantability, condition, design, title, infringement of third party rights, or conformance with sample.

         (c) In no event will ADA be liable to Nortel or to any other party for damages, including but not restricted to, damages for lost profits, lost savings, or punitive, exemplary, incidental, consequential or special damages in respect of the Products, even if ADA has advance knowledge of the possibility of such potential loss or damage and even if caused by ADA's negligence. If, despite the foregoing limitations, for any reason ADA becomes liable to Nortel for damages incurred by Nortel in connection with any of the Products, then, the liability of ADA will be limited to an amount equal to the price paid by Nortel to ADA for the Development Agreement that gives rise to the claim for damages.

ARTICLE 26 - SPONSORS AND PRIMES

26.1 Nortel will appoint a Prime (hereinafter called the "Nortel Prime") and ADA will appoint a prime (hereinafter called the "ADA Prime") for each Development Agreement (collectively the "Primes"). The address of the applicable Primes will be identified in the Work Schedule of the applicable Development Agreement.

ARTICLE 27 - NOTICES

27.1 All communications in writing between Nortel and ADA related to a specific Development Agreement shall be deemed to have been received by the addressee if delivered to the appropriate Primes or if sent by courier or facsimile transmission addressed to the appropriate Prime at the address provided in the Work Schedule or such other address for the Prime as have been designed in writing by either party to the other.

27.2 All communications in writing between the parties hereto of a general nature and not related solely to a single Development Agreement for Work shall be deemed to have been received by the addressee if sent by courier or facsimile transmission addressed as follows:

         If to Nortel:

                        Northern Telecom Limited
                        NSM Division
                        150-13575 Commerce Parkway
                        Richmond, British Columbia
                        Canada  V6V2L1
                        Fax:  (604) 244-4080

                        Attn:  General Manager

         With a copy to:

                        Northern Telecom Limited
                        6200 Kenway Drive
                        Mississauga, Ontario
                        Canada LST2N3
                        Fax:  (905) 238-7716

                        Attention:  Deputy Vice President and General Counsel

         If to ADA:

                        Applied Digital Access, Inc.
                        9855 Scranton Road
                        San Diego, California 92121
                        Fax:
                        (619) 623-2208
                        Attention:  President


         With a copy to:

                        ADA Canada, Inc.
                        8999 Nelson Way
                        Burnaby, British Columbia
                        Fax: (604) 293-6100
                        Attention:  President


27.3 Invoices shall be sent to the address indicated for Nortel above, for the attention of Accounts Payable.

27.4 All notices given hereunder shall be given in writing and delivered or faxed. Such notice shall be deemed to have been received upon delivery.

ARTICLE 28 - APPLICABLE LAW

28.1 This Master Agreement and all Development Agreements formed hereunder shall be governed and construed in accordance with the laws of the Province of British Columbia.

ARTICLE 29 - CONTINUING OBLIGATIONS

29.1 The provisions of Articles 18 - Inventions and Improvements, 21 - Compliance with Law, 22 - Publicity Release, 23 - Confidential Information, 24 - Patents and Information and 25 - Warranty and Liability shall survive the termination of this Master Agreement and any Development Agreement formed hereunder.

ARTICLE 30 - WAIVERS

30.1 The waiver by either party hereto of any breach of any term of this Master Agreement or any Development Agreement formed hereunder shall not prevent the subsequent enforcement of that term and shall not be deemed a waiver of any subsequent breach.

ARTICLE 31 - TERM OF AGREEMENT

31.1 This Master Agreement shall commence upon execution by both parties hereto, and shall continue until terminated by either party upon ninety
         (90) days' advance notice in writing. Termination of this Master Agreement will not affect the status of any Development Agreement formed hereunder or work performed in pursuance thereof.

ARTICLE 32 - ENTIRETY OF CONTRACT

32.1 The preceding articles of this Master Agreement and the Work Schedule issued and acknowledged pursuant to Article 2 hereof contain the entire Development Agreement between the parties with respect to the Work described in the Work Schedule. All previous proposals and communications relative to such Work, oral or written, will be superseded by this Master Agreement and the Work Schedule except to the extent that they have been expressly incorporated in the Development Agreement. Notwithstanding the fact that the Prior Agreement has been formally assigned to ADA (or its subsidiary), the parties agree that in the event of any inconsistency between (a) the Prior Agreement (or any business agreement or other document assigned contemporaneously to ADA or any subsidiary) and (b) this Agreement or the License Agreement between Nortel and ADA (the "New License Agreement"), the terms of this Agreement and the New License Agreement shall control.

ARTICLE 33 - APPENDICES

33.1 The following appendices are attached to this Master Agreement and are deemed to form a part hereof:

          A - ADA Rates;
          B - Non-Binding Forecast; and
          C - Firm Forecast.

ARTICLE 34 - FORCE MAJEURE

34.1 Neither party to this Agreement shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is prevented by any cause beyond its reasonable control. In the event of any such delay the date of delivery or performance hereunder shall be extended by a period equal to the time lost by reason of such delay.

ARTICLE 35 - ARBITRATION

35.1 All disputes arising out of or in connection with this Master Agreement shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre, in respect of which:

         (a) the appointing authority shall be the British Columbia International Commercial Arbitration Centre;

         (b) the arbitration shall be conducted by a single arbitrator unless the parties agree otherwise;

         (c) the case shall be administered by the British Columbia International Commercial Arbitration Centre in accordance with its "Procedures for Cases under the BCICAC Rules"; and

         (d) the place of arbitration shall be Vancouver, British Columbia, Canada.

         The prevailing party in any arbitration or legal action arising out of or related to this Master Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such arbitration or action, including court costs and reasonable legal fees.

ARTICLE 36 - AMENDMENT

36.1 No amendment, modification, supplement or other purported alteration of this Master Agreement shall be binding upon the parties unless it is in writing and is signed on behalf of both parties by their duly authorized representatives.


ARTICLE 37 - WITHHOLDING

37.1 ADA believes that neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement requires tax withholding under any law or regulations promulgated by any organization, province, group of provinces, or political or governmental entity located within Canada. Nortel agrees not to withhold any amounts payable to ADA, without the written consent of ADA, unless Revenue Canada has made a specific determination or assessment that such amounts must be withheld. ADA agrees to indemnify and hold harmless Nortel in respect of any amounts, including without limitation, withholding taxes, penalties and interest, that Revenue Canada may determine Nortel failed to properly withhold pursuant to this Agreement.


         IN WITNESS WHEREOF the parties have executed this Master Agreement as of the day and year first above written

                                       NORTHERN TELECOM LIMITED

                                       Per:_____________________________________

                                       Per:_____________________________________


                                       APPLIED DIGITAL ACCESS, INC.

                                       Per:_____________________________________

                                       Per:_____________________________________

                         APPENDIX A TO MASTER AGREEMENT

                                    ADA RATES

The price of ADA engineering services for the purposes of this Agreement will be computed as follows:

***

***

***


                       * CONFIDENTIAL TREATMENT REQUESTED

                         APPENDIX B TO MASTER AGREEMENT

                              NON-BINDING FORECAST








                               APPENDIX B - PAGE 1






                                      ****
















                       * CONFIDENTIAL TREATMENT REQUESTED

                         APPENDIX C TO MASTER AGREEMENT

                                  FIRM FORECAST







                               APPENDIX C - PAGE 1







                                      ****
















                       * CONFIDENTIAL TREATMENT REQUESTED